CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Review Notes due 2010	$1,825,000	$71.72

Pricing Supplement To prospectus dated January 25, 2006, and prospectus supplement for review notes dated December 7, 2006	Pricing Supplement No. 613 to Registration Statement No. 333-131266 Dated April 10, 2008; Rule 424(b)(2)

Structured Investments	Morgan Stanley $1,825,000 Review Notes Linked to the S&P 500® Index due April 20, 2010

General

•
The notes are designed for investors who seek early exit prior to maturity at a premium if, on any one of the three Review Dates, the S&P 500® Financials Index is at or above the Call Level applicable to that Review Date.  If the notes are not automatically called, investors are protected against a decline of up to 10% in the Index on the final Review Date but will lose some or all of their principal if the Index declines by more than 10% from the Initial Index Level.  Investors in the notes must be willing to accept this risk of loss of principal, and be willing to forgo interest and dividend payments, in exchange for the opportunity to receive a premium payment if the notes are called.

•	The first Review Date, and therefore the earliest date on which a call may be initiated, is April 16, 2009.
•	Senior unsecured obligations of Morgan Stanley maturing April 20, 2010†.
•	Minimum purchase of $50,000. Minimum denominations of $1,000 and integral multiples thereof.
•	The notes priced on April 10, 2008 and are expected to settle on or about April 15, 2008.

Key Terms

Index:	The S&P 500® Financials Index (the “Index”).
Automatic Call:
If the index closing level on any Review Date is greater than or equal to the Call Level, the notes will be automatically called for a cash payment per note that will vary depending on the applicable Review Date and call premium.

Call Level:	100% of the Initial Index Level for all Review Dates.
Payment if called:
For every $1,000 principal amount note, you will receive one payment of $1,000 plus the product of $1,000 and the applicable call premium, calculated as follows:
•16.6% x $1,000 if called on the first Review Date
• 24.9% x $1,000 if called on the second Review Date
• 33.2% x $1,000 if called on the final Review Date

Payment at Maturity:
If the notes are not called and a mandatory redemption is not triggered, you will not experience a loss of principal at maturity if, on the final Review Date, the Ending Index Level has declined by 10% or less from the Initial Index Level.  If, on the final Review Date, the Ending Index Level declines by more than 10% from the Initial Index Level, you will lose 1.1111% of the principal amount of your notes for every 1% that the Index declines below 10% of the Initial Index Level and your payment per $1,000 principal amount note will be calculated as follows:
$1,000 + [$1,000 x (Index Return + 10%) x 1.1111]
If the notes are not called and the Index Return reflects a decline of the Index by more than 10%, you will lose some or all of your investment at maturity.

Buffer:	10%
Index Return:	The performance of the Index from the Initial Index Level to the Ending Index Level calculated as follows:
Ending Index Level – Initial Index Level Initial Index Level
If the notes have not been called, the Index Return will be negative.
Initial Index Level:	The index closing level on the pricing date, which was 343.52.
Ending Index Level:	The index closing level on the final Review Date.
Review Dates†:	April 16, 2009 (first Review Date), October 16, 2009 (second Review Date) and April 16, 2010 (final Review Date)
Listing:	The notes will not be listed on any securities exchange.
Maturity Date†:	April 20, 2010
CUSIP:	6174465S4
†
Subject to postponement in the event of a market disruption event and as described under “Description of Review Notes – Review Notes Linked to a Single Index – Payment Pursuant to Our Automatic Call” or “Description of Review Notes – Review Notes Linked to a Single Index – Payment at Maturity,” as applicable, in the accompanying prospectus supplement for review notes.

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page S-10 of the accompanying prospectus supplement for review notes and “Selected Risk Considerations” beginning on page 3 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement for review notes and the prospectus.  Any representation to the contrary is a criminal offense.

	Price to Public	Fees(1)	Proceeds to Company
Per note	$1,000	$14	$986
Total	$1,825,000	$25,550	$1,799,450

(1)
JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc., acting as placement agents for the notes, will receive a fee from the Company of $14 per $1,000 principal amount note, but will forgo any fees for sales to certain fiduciary accounts.  The total fees represent the amount that the placement agents received from accounts other than such fiduciary accounts.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
JPMorgan
Placement Agent
April 10, 2008

ADDITIONAL TERMS SPECIFIC TO THE NOTES
You should read this pricing supplement together with the prospectus dated January 25, 2006, as supplemented by the prospectus supplement for review notes dated December 7, 2006.  This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the preliminary terms related hereto dated April 10, 2008 and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying prospectus supplement for review notes, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC web site as changed):

•	Prospectus Supplement for Review Notes dated December 7, 2006: http://www.sec.gov/Archives/edgar/data/895421/000095010306002758/dp04182_424b2.htm

•	Prospectus dated January 25, 2006: http://www.sec.gov/Archives/edgar/data/895421/000095010306000145/jan2506_424b2.txt

Terms used in this pricing supplement are defined in the prospectus supplement for review notes or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refer to Morgan Stanley.

Hypothetical Examples of Amounts Payable upon Automatic Call or Redemption at Maturity

The following table illustrates the hypothetical simple total return (i.e., not compounded) on the notes that could be realized on the applicable Review Date for a range of movements in the Index as shown under the column “Index Level Appreciation/Depreciation at Review Date.”  The table below is based on the following assumptions:
•	a Call Level equal to a hypothetical Initial Index Level of 300 for all Review Dates;
•
the call premiums used to calculate the call price applicable to the first, second and final Review Dates are 16.6%, 24.9% and 33.2%, respectively, regardless of the appreciation of the Index, which may be significant; and

•	payment on any Review Date assumes that each index closing level on all earlier Review Dates was not greater than or equal to the Call Level.
There will be only one payment on the notes, whether automatically called or redeemed at maturity.  An entry of “N/A” indicates that the notes would not be called on the applicable Review Date and no payment would be made for such date.  The hypothetical returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes.
	Index Level	Total	Total	Total
	Appreciation/	Return at	Return at	Return
Initial	Depreciation at	First	Second	at Final
Index Level	Review Date	Review Date	Review Date	Review Date
540.00	80%	16.6%	24.9%	33.2%
510.00	70%	16.6%	24.9%	33.2%
480.00	60%	16.6%	24.9%	33.2%
450.00	50%	16.6%	24.9%	33.2%
420.00	40%	16.6%	24.9%	33.2%
390.00	30%	16.6%	24.9%	33.2%
360.00	20%	16.6%	24.9%	33.2%
330.00	10%	16.6%	24.9%	33.2%
300.00	0%	16.6%	24.9%	33.2%
299.70	-0.1%	N/A	N/A	0.00%
285.00	-5.0%	N/A	N/A	0.00%
270.00	-10%	N/A	N/A	0.00%
255.00	-15%	N/A	N/A	-5.56%
240.00	-20%	N/A	N/A	-11.11%
210.00	-30%	N/A	N/A	-22.22%
180.00	-40%	N/A	N/A	-33.33%
150.00	-50%	N/A	N/A	-44.44%
120.00	-60%	N/A	N/A	-55.56%
90.00	-70%	N/A	N/A	-66.67%
60.00	-80%	N/A	N/A	-77.78%
30.00	-90%	N/A	N/A	-88.89%
0.00	-100%	N/A	N/A	-100.00%

The following examples illustrate how the total returns set forth in the table above are calculated.
Example 1: The level of the Index increases from the Initial Index Level of 300 to an index closing level of 330 on the first Review Date.  Because the index closing level on the first Review Date of 330 is greater than the Call Level of 300, the notes are automatically called, and the investor receives a single payment of $1,166.00 per $1,000 principal amount note.  There will be no further payments on the notes.

Example 2: The level of the Index decreases from the Initial Index Level of 300 to an index closing level of 299.70 on the first Review Date, 285 on the second Review Date and 270 on the final Review Date.  Because (a) the index closing level on each of the Review Dates (299.70, 285, and 270) is less than the Call Level of 300, the notes are not called, and (b) the Ending Index Level has not declined by more than 10% from the Initial Index Level, the Payment at Maturity is the principal amount of $1,000 per $1,000 principal amount note.

Example 3: The level of the Index decreases from the Initial Index Level of 300 to an index closing level of 299.70 on the first Review Date, 270 on the second Review Date and 240 on the final Review Date.  Because (a) the index closing level on each of the Review Dates (299.70, 270, and 240) is less than the Call Level of 300, the notes are not called, and (b) the Ending Index Level has declined by more than 10% below the Initial Index Level, the investor will receive a payment that is less than the principal amount for each $1,000 principal amount note calculated as follows:

$1,000 + [$1,000 x (-20% + 10%) x 1.1111] = $888.89

Selected Purchase Considerations

•
STEP-UP APPRECIATION POTENTIAL – If the index closing level is greater than or equal to the Call Level on a Review Date, your investment will yield a payment per note of $1,000 plus: (i)16.6% x $1,000 if called on the first Review Date; (ii) 24.9% x $1,000 if called on the second Review Date; or (iii) 33.2% x $1,000 if called on the final Review Date.  Because the notes are our senior unsecured obligations, the payment of any amount, whether due to an automatic call or a Payment at Maturity, is subject to our ability to pay our obligations as they become due.

•
POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF THE AUTOMATIC CALL FEATURE – While the original term of the notes is just over two years, the notes will be called before maturity if the index closing level is at or above the Call Level on any Review Date and you will be entitled to the applicable payment corresponding to that Review Date as set forth on the cover of this pricing supplement.

•
LIMITED PROTECTION AGAINST LOSS – If the notes are not called and the Ending Index Level declines by less than or equal to 10% from the Initial Index Level, you will be entitled to receive the full principal amount of your notes at maturity.  If the Ending Index Level declines by more than 10% from the Initial Index Level, for every 1% that the Index declines below 10% of the Initial Index Level, you will lose an amount equal to 1.1111% of the principal amount of your notes.

•
DIVERSIFICATION OF THE S&P 500® FINANCIALS INDEX – The return on the notes is linked to the S&P 500® Financials Index. The S&P 500® Financials Index is a sub-index of the S&P 500® Index and is designed to measure the performance of the U.S. financial sector. Of the companies included in the S&P 500® Index, 92 companies were represented in the S&P 500® Financials Index as of April 10, 2008. For additional information about the Index, see the information set forth under Annex A of this pricing supplement.

•
CAPITAL GAINS TAX TREATMENT – You should review carefully the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for leveraged index-linked securities, which contains the opinion of our special tax counsel, Davis Polk & Wardwell, with respect to the tax consequences of an investment in the notes.  Under current law and based on that opinion, subject to the conditions and limitations set forth in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for leveraged index-linked securities, we believe that it is reasonable to treat your purchase and ownership of the notes as an “open transaction” for U.S. federal income tax purposes. Assuming this characterization is respected, your gain or loss on the notes should be treated as long-term capital gain or loss if you hold the notes for more than a year, even if you are an initial purchaser of notes at a price that is below the principal amount of the notes. The Internal Revenue Service (the “IRS”) or a court, however, may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected.  In particular, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  Both U.S.

and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Index or any of the component stocks of the Index.  These risks are explained in more detail in the “Risk Factors” section of the accompanying prospectus supplement for review notes.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS OF SOME OR ALL OF YOUR PRINCIPAL– If the notes are not called and the Ending Index Level declines by more than 10% from the Initial Index Level, you will lose 1.1111% of your principal amount for every 1% decline in the Ending Index Level from the Initial Index Level below the 10% Buffer.  Unlike ordinary debt securities, the notes do not pay interest and do not guarantee any return of principal at maturity.

•
LIMITED RETURN ON THE NOTES – Your potential gain on the notes will be limited to the call premium applicable for a Review Date, as set forth on the cover of this pricing supplement, regardless of the appreciation in the Index, which may be significantly greater than the applicable call premium.  Because the index closing level at various times during the term of the notes could be higher than the index closing levels on the Review Dates and at maturity, you may receive a lower payment if the notes are automatically called or redeemed at maturity, as the case may be, than you would if you had invested directly in the Index.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the S&P 500® Financials Index would have.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the payment on any Review Date or at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates.  As a result, the price, if any, at which affiliates of Morgan Stanley will be willing to purchase notes from you in secondary market transactions will likely be lower than the original issue price and any sale of the notes prior to the Maturity Date could result in a substantial loss to you.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold the notes to maturity.

•
LACK OF LIQUIDITY – The notes will not be listed on any securities exchange.  Affiliates of Morgan Stanley intend to offer to purchase the notes in the secondary market but are not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which affiliates of Morgan Stanley are willing to buy the notes.

•
POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES – In addition to the index closing level on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;
•	the time to maturity of the notes;
•	the dividend rate on the common stocks underlying the Index;
•	interest and yield rates in the market generally;
•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Use of Proceeds and Hedging
Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates.  The hedging or trading activities of our affiliates on or prior to the index setting date and on the Review Dates could adversely affect the value of the Index and, as a result, could decrease the possibility of your notes being automatically called or the amount you may receive on the notes at maturity.

Historical Information
The following graph sets forth the historical performance of the Index based on the weekly index closing levels from January 3, 2003 through April 10, 2008.  The index closing level on April 10, 2008 was 343.52.  We obtained the index closing levels below from Bloomberg Financial Markets, without independent verification.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.  The price source for determining the Ending Index Level will be the Bloomberg page “S5FINL” or any successor page.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the index closing level on any Review Date.  We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Historical Performance of the S&P 500® Financials Index

License Agreements
License Agreement between Standard & Poor’s® Corporation and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®” and “S&P 500® Financials” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  See “Annex A—The S&P 500® Financials—License Agreement between S&P and Morgan Stanley” of this pricing supplement.

ERISA
Your purchase of a note in a self-directed Individual Retirement Account (an “IRA”) will be deemed to be a representation and warranty  by you that, as of the date of purchase (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the investment of the assets of such self-directed IRA used to purchase the note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of ERISA) with respect to any such IRA assets and (ii) in connection with the purchase of the note, such self-directed IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA), and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

See “ERISA” in the accompanying prospectus supplement for review notes.

Annex A

The S&P 500® Financials Index

We have derived all information contained in this pricing supplement regarding the S&P 500® Financials Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.

The S&P 500® Financials Index is a sub-index of the S&P 500® Index and is calculated, maintained and published by Standard & Poor’s® Corporation (“S&P”), a division of The McGraw-Hill Companies, Inc.  The S&P 500® Financials Index is a float-adjusted, capitalization-weighted index designed to measure the performance of the U.S. financial sector and is composed of companies that are components of the S&P 500® Index and are involved in activities such as banking, mortgage finance, consumer finance, specialized finance, investment banking and brokerage, asset management and custody, corporate lending, insurance and financial investment, and real estate, including REITs.  The component companies of the S&P 500® Financials Index are selected pursuant to the Global Industry Classification Standard (GICS®), a system of classification jointly developed and maintained by S&P and MSCI Barra.  Of the companies included in the S&P 500® Index, 92 companies were represented in the S&P 500® Financials Index as of April 10, 2008.  As of April 10, 2008, the component companies of the S&P 500® Financials Index represented approximately 16.78% of the market capitalization of the companies that make up the S&P 500® Index.

The S&P 500® Index comprises ten sectors.  Each component stock of the S&P 500® Index is assigned into one of the ten sectors based on its principal business activity pursuant to GICS® and is included in the relevant sub-index.  As of the market close on April 10, 2008, the weightings of each sub-index in the S&P 500 Index based on the market capitalization of the stocks in the respective index were as follows:

Sector Index	Weighting
S&P 500® Consumer Discretionary Index	8.58%
S&P 500® Consumer Staples Index	10.78%
S&P 500® Energy Index	13.69%
S&P 500® Financials Index	16.78%
S&P 500® Health Care Index	11.75%
S&P 500®Industrials Index	12.02%
S&P 500® Information Technology Index	15.76%
S&P 500® Materials Index	3.68%
S&P 500® Telecommunication Services Index	3.33%
S&P 500® Utilities Index	3.63%
Total	100.00%

Each stock in the S&P 500® Index is allocated to only one sector index, and the combined companies of the ten sub-indices represent all of the component companies in the S&P 500® Index.

Each sub-index of the S&P 500® Index is calculated and maintained using the same methodology utilized by S&P in calculating the S&P 500® Index.  See “—The S&P 500 Index Methodology” below.

The S&P 500 Index Methodology

The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  The “Market Value” of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock.  The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500 Index has adopted a float adjustment methodology so that the S&P 500 Index reflects only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  The float adjustment methodology excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the Index reflects the total Market Value of all 500 Component Stocks relative to the Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941-43=10.  In practice, the daily calculation of the Index is computed by dividing the total Market Value of the Component Stocks by a number called the “Index Divisor.”  By itself, the Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index.  The Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an Index Divisor adjustment.  By adjusting the Index Divisor for the change in total Market Value, the value of the Index remains constant.  This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the Index.  All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require Index Divisor adjustments.

The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (i.e., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No
Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes
Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes
Special cash dividends	Share Price minus Special Dividend	Yes
Company Change	Add new company Market Value minus old company Market Value	Yes
Rights Offering	Price of parent company minus Price of Rights Right Ratio	Yes
Spin-Off	Price of parent company minus Price of Spinoff Co. Share Exchange Ratio	Yes

Stock splits and stock dividends do not affect the Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the

Market Value of the Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 500 Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor

New Divisor	=	Post-Event Market Value
Pre-Event Index Value

A large part of the Index Maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500 Index.  In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

License Agreement between S&P and Morgan Stanley

S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Financials Index, which is owned and published by S&P, in connection with securities, including the notes.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

The notes are not sponsored, endorsed, sold or promoted by S&P.  S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500 Financials Index to track general stock market performance.  S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Financials Index, which is determined, composed and calculated by S&P without regard to us or the notes.  S&P has no obligation to take our needs or the needs of the owners of the notes into consideration in determining, composing or calculating the S&P 500 Financials Index.  S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 FINANCIALS INDEX OR ANY DATA INCLUDED THEREIN.  S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 FINANCIALS INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE.  S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 FINANCIALS INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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